Exhibit (b)(1)

Execution Version

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282	CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tyron Street Charlotte, NC 28202

BANCO SANTANDER, S.A., NEW YORK BRANCH 437 Madison Avenue New York, NY 10022	BARCLAYS 745 Seventh Avenue New York, NY 10019	CITIZENS BANK, N.A. 28 State Street, Floor 12 Boston, MA 02109

CONFIDENTIAL

March 18, 2025

Shift4 Payments, LLC

3501 Corporate Parkway

Center Valley, PA 18034

Attention: Nancy Disman, Chief Financial Officer

$1,000 MILLION SENIOR SECURED 364-DAY BRIDGE LOAN FACILITY

$795 MILLION SENIOR UNSECURED 364-DAY BRIDGE LOAN FACILITY

AMENDED AND RESTATED COMMITMENT LETTER

Ladies and Gentlemen:

Reference is made to the Commitment Letter, dated as of February 15, 2025 (the “Original Signing Date” and such letter, the “Original Commitment Letter”), by and among Shift4 Payments LLC, a Delaware limited liability company (the “Borrower” or “you”) and Goldman Sachs Bank USA (“Goldman Sachs” or the “Original Commitment Party”).

You have advised Goldman Sachs, Citi (as defined below), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “Wells Fargo”), Banco Santander, S.A., New York Branch (“Santander”), Barclays Bank PLC (“Barclays”) and Citizens Bank, N.A. (“Citizens Bank”; and, together with Goldman Sachs, Citi, Wells Fargo, Santander and Barclays, collectively, the “Commitment Parties”, “we” or “us”) that you, through one or more of your direct or indirect subsidiaries and/or parent companies, intend to engage in a business combination (the “Business Combination”) with Global Blue Group Holding AG, a stock corporation incorporated under the laws of Switzerland (the “Target” and, including its subsidiaries, the “Target Group”) pursuant to which (i) a tender offer (the “Offer”) will be commenced to acquire all of the outstanding shares of the Target, as described in the Transaction Agreement (as defined below) and (ii) following the consummation of the Offer, Target and GT Holding 1 GmbH, a Swiss limited liability company and indirect wholly-owned subsidiary of you (“Merger Sub”), will commence a statutory squeeze-out merger in accordance with the laws of Switzerland, as described in the Transaction Agreement, pursuant to which Target will be merged with and into Merger Sub (the “Merger”) with Merger Sub continuing as the surviving entity and each outstanding Target share (other than Target shares directly or indirectly owned by Shift4 Payments, Inc. a Delaware corporation (“Parent”) or Merger Sub) that is not validly tendered and accepted pursuant to the Offer will be cancelled and converted, and each Target share directly or indirectly owned by Parent or Merger Sub will thereupon be deemed cancelled without any conversion thereof, in each case, as described in the Transaction Agreement. You have further advised us that, in connection with the foregoing, you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms attached hereto as Exhibit B-1 (the “Senior Unsecured Bridge Term Sheet”) and in the Summary of Principal Terms attached hereto as Exhibit B-2 (the “Senior Secured Bridge Term Sheet” and, together with the Senior Unsecured Bridge Term Sheet, the “Term Sheets”)). As used in this Commitment Letter (as defined below), “Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to provide the services described herein.

You have further advised us that, in connection therewith, (a) [reserved], (b)(i) the Borrower and/or one or more of its subsidiaries or parent companies will seek to incur or issue, as applicable, a combination of (A) a senior secured term loan B facility (the “Term Loan B Facility”), (B) third party preferred equity (including, without limitation, any mandatory convertible or perpetual preferred equity) (the “Preferred Equity”) and/or (C) senior secured and/or unsecured notes (the “Senior Notes” and, together with the Term Loan B Facility and the Preferred Equity (but, for the avoidance of doubt, excluding any intercompany indebtedness or preferred equity owing or issued by the Borrower and/or any of its subsidiaries to any parent company thereof, in connection with the incurrence or issuance of any corresponding Permanent Financing by any direct or indirect parent company thereof), the “Permanent Financing”) pursuant to one or more Rule 144A/Regulation S offerings or other private placement transactions, which Permanent Financing shall generate aggregate proceeds of not less than $1,795 million and/or (ii) if all or any portion of the Permanent Financing is not incurred or issued, or the proceeds thereof are not made available to you, in each case, prior to the Closing Date, the Borrower may borrow (1) $1,000 million in aggregate principal amount of senior secured bridge loans (the “Senior Secured Bridge Loans”) under the senior secured bridge facility (the “Senior Secured Bridge Facility”) as described in the Senior Secured Bridge Term Sheet and (2) $795 million in aggregate principal amount of senior unsecured bridge loans (the “Senior Unsecured Bridge Loans” and, together with the Senior Secured Bridge Loans, the “Bridge Loans”) under the senior unsecured bridge facility (the “Senior Unsecured Bridge Facility” and together with the Senior Secured Bridge Facility, the “Bridge Facilities” or the “Facilities”), as described in the Senior Unsecured Bridge Term Sheet, less the sum of (without duplication) (x) the net cash proceeds received by Parent, the Borrower and/or one or more of their respective subsidiaries on or prior to the Closing Date from any Permanent Financing, in each case, incurred or issued on or prior to the Closing Date, (y) the aggregate principal amount of binding commitments in respect of any Permanent Financing that are received by Parent or the Borrower and/or one or more of their respective subsidiaries prior to the Closing Date; provided that, in the case of this clause (y), (1) the definitive credit or similar definitive documentation with respect thereto has become effective and (2)(a) the conditions precedent to funding thereunder, (b) the commitment period and termination provisions with respect thereto and (c) the limited conditionality provisions with respect thereto are no less favorable in any respect to the Borrower, or are more favorable to the Borrower, than such terms and conditions (and, with

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respect to the preceding clause (2)(c), the Certain Funds Provision) set forth herein with respect to the Bridge Facilities, in each case, as determined by the Borrower (this clause (y), “Qualifying Permanent Financing Commitments”), and (z) without duplication of clause (x) above, any amounts required to reduce the Bridge Facilities on or prior to the Closing Date pursuant to clause (iii) of the “Senior Unsecured Bridge Facility” section of the Senior Unsecured Bridge Term Sheet and/or clause (iii) of the “Senior Secured Bridge Facility” section of the Senior Secured Bridge Term Sheet; provided that any such reductions of the Bridge Facilities pursuant to clauses (x), (y) and/or (z) above need not be effected on a pro rata basis and shall be allocated to the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility as directed by the Borrower. The “Closing Date” shall mean the date on which the Acceptance Time (as defined in the Transaction Agreement (as in effect on February 16, 2025 (such date, the “Transaction Agreement Date”)) has occurred and the initial funding, if any, under the Bridge Facilities has occurred.

1.	COMMITMENTS.

In connection with the foregoing, each of Goldman Sachs, Citi, Wells Fargo, Santander, Barclays and Citizens Bank (each, an “Initial Lender”, and, collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide, (a) the principal amount of the Senior Unsecured Bridge Facility set forth next to its name on Schedule 1 hereto, and (b) the principal amount of the Senior Secured Bridge Facility set forth next to its name on Schedule 1 hereto, (i) upon the terms set forth in this Amended and Restated Commitment Letter (including the Term Sheets and the other exhibits and attachments hereto, this “Commitment Letter”) and (ii) subject only to the conditions set forth on Exhibit C (the “Conditions Exhibit”); provided that (A) [reserved], (B) the amount of the Bridge Facilities and the aggregate commitments of the Commitment Parties thereunder shall be automatically reduced (ratably in accordance with the Commitment Parties’ respective commitments in respect of the applicable Bridge Facility; provided that any such reductions of the Bridge Facilities need not be effected on a pro rata basis and shall be allocated to the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility as directed by the Borrower), without duplication, by the aggregate amount of net cash proceeds received by Parent, the Borrower and/or one or more of its subsidiaries (or deposited in escrow) on or prior to the Closing Date of any Permanent Financing and (C) the Borrower may, subject to the consent of the Commitment Parties (which consent shall not be unreasonably delayed, withheld or conditioned), reallocate (ratably in accordance with the Commitment Parties’ respective commitments in respect of the applicable Bridge Facility) the Commitment Parties’ commitments under the Bridge Facilities to increase or decrease the quantum under the Senior Secured Bridge Facility and to decrease or increase, on a dollar for dollar basis, the quantum under the Senior Unsecured Bridge Facility; provided that the aggregate principal amount of the Bridge Facilities shall be equal to $1,795 million, unless otherwise modified or terminated in accordance with the terms of this Commitment Letter (this clause (C), the “Reallocation Proviso”).

2.	TITLES AND ROLES.

It is agreed that (a) Goldman Sachs, Citi, Wells Fargo, Santander, Barclays and Citizens Bank will act as joint lead arrangers and joint bookrunners (collectively, in such capacities, the “Lead Arrangers” and the “Bookrunners”, respectively) for the Bridge Facilities, and (b) Goldman Sachs will act as the (i) sole administrative agent for the Senior Unsecured Bridge Facility (in such capacity, the “Senior Unsecured Bridge Agent”), (ii) sole administrative agent for the Senior Secured Bridge Facility (in such capacity, the “Senior Secured Bridge Agent” and, together with

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the Senior Unsecured Bridge Agent, the “Bridge Agent” or the “Administrative Agent”), (iii) [reserved] and (iv) sole collateral agent for the Senior Secured Bridge Facility (in such capacity, the “Senior Secured Bridge Collateral Agent”, together with the Bridge Agent, the “Agent”), in each case, with respect to the Senior Secured Bridge Collateral Agent, the Senior Secured Bridge Agent and the Senior Unsecured Bridge Agent, upon the terms set forth in this Commitment Letter and subject solely to the applicable conditions set forth in the Conditions Exhibit. We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. Except as set forth below, you agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Senior Secured Bridge Facilities or the Senior Unsecured Bridge Facility unless you and we shall so agree.

You agree that Goldman Sachs will have “left side” designation and shall appear on the top left of all offering or marketing materials in respect of the Bridge Facilities.

3.	SYNDICATION.

The Lead Arrangers reserve the right, prior to and/or after the execution of definitive documentation for the Bridge Facilities (the “Facilities Documentation”) to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Bridge Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and reasonably acceptable to you with respect to both the identity of such Lender and the amount of such Lender’s commitments (such acceptance not to be unreasonably withheld or delayed); provided that (a) we will not syndicate our commitments to (i) certain banks, financial institutions and other institutional lenders that have been specified to us by you in writing by name (or, if after the Closing Date, to the applicable Bridge Agent) from time to time; provided that any such bank, financial institution or other institutional lender specified to us after the Signing Date (as defined below) shall be subject to the consent of the Lead Arrangers (or, if specified after the Closing Date, the consent of the applicable Bridge Agent), in each case, such consent not to be unreasonably withheld, conditioned or delayed, (ii) those persons who are competitors of the Borrower and its subsidiaries or of the Target Group that are separately identified in writing by you to us by name (or, if after the Closing Date, to the applicable Bridge Agent) from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (other than any bona fide debt funds) that are either (x) identified in writing by you from time to time or (y) clearly identifiable on the basis of such affiliates’ names (the persons referred to in clauses (i), (ii) and (iii) above, collectively, “Disqualified Lenders”), and (b) notwithstanding the right of the Initial Lenders to syndicate the Bridge Facilities and receive commitments with respect thereto (or enter into participations with respect to its commitments under the Bridge Facilities), except as expressly provided in Section 9 hereof in respect of assignments among Goldman Sachs and Goldman Sachs Lending Partners LLC, (i) the Initial Lenders shall not be relieved, released or novated from their respective obligations hereunder (including the obligation to fund the applicable Bridge Facility if all applicable conditions thereto set forth on the Conditions Exhibit have been satisfied or waived on the Closing Date) in connection with any syndication, assignment or participation of the Bridge Facilities, including our commitments in respect thereof, until after the initial funding on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective as between you and such Initial Lender with respect to all or any

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portion of such Initial Lender’s commitments in respect of the Bridge Facilities until the initial funding of the Bridge Facilities has occurred and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of each of the Bridge Facilities, including all rights with respect to satisfaction with closing conditions, consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facilities and in no event shall the commencement or successful completion of syndication of the Bridge Facilities constitute a condition to the availability of the Bridge Facilities on the Closing Date. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter. You agree to actively assist us in completing a syndication reasonably satisfactory to you and us until the earlier of (x) 45 days after the Closing Date and (y) the date on which a Successful Syndication (as defined in the Joint Fee Letter) is achieved (such earlier date, the “Syndication Date”). Such assistance will be limited to (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and using your commercially reasonable efforts to arrange direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target Group to the extent consistent with the Transaction Agreement (as defined in Exhibit B-1)) and the proposed Lenders, in all such cases at times and locations mutually agreed upon, (c) assistance by you (and using your commercially reasonable efforts to arrange direct contact between appropriate members of senior management, representatives and advisors of the Target Group to the extent consistent with the Transaction Agreement) in the preparation of a customary confidential information memorandum and a customary lender presentation for each of the Bridge Facilities and other customary marketing materials and presentations reasonably requested by us in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided customary financial information and projections (such projections, including estimates, budgets, forecasts and pro forma data, the “Projections”) for you and your subsidiaries (and using commercially reasonable efforts to cause the Target to provide such financial information and projections for the Target Group to the extent consistent with the Transaction Agreement), (e) your preparing and providing (and using commercially reasonable efforts to cause the Target to provide to the extent consistent with the Transaction Agreement) to the Commitment Parties all other customary and reasonably available information reasonably requested and deemed necessary by the Lead Arrangers to complete such syndication with respect to you and the Target and each of your and its respective subsidiaries and the Transactions, (f) using your commercially reasonable efforts to procure at your expense, promptly after the Transaction Agreement Date and prior to the launch of syndication, a reaffirmation of the public corporate credit rating from Fitch Ratings Inc. (“Fitch”) and the public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower after giving effect to the Transactions (it being understood that, in each case, no specific ratings need to be obtained), (g) the hosting, with the Lead Arrangers, of a reasonable number of meetings (which, for the avoidance of doubt, shall include at least two meetings, to the extent requested by the Lead Arrangers) with prospective Lenders at mutually agreed times and venues, with reasonable advance

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notice (which meetings may be held virtually) and (h) (i) until the Syndication Date, ensuring that you and your subsidiaries will not have (and using commercially reasonable efforts to ensure that the Target Group, to the extent consistent with the Transaction Agreement, will not have) any new issues of debt or debt-like equity securities or new commercial bank or other new credit facilities (other than (1) the Preferred Equity, (2) the Senior Notes, (3) the Term Loan B Facility, (4) the Bridge Facilities, (5) intracompany indebtedness of you and your subsidiaries and the Target and its subsidiaries, (6) other indebtedness that is reasonably agreed to by you and the Commitment Parties to remain outstanding following the Closing Date, (7) [reserved], (8) indebtedness incurred in the ordinary course of business, (9) any extensions of credit under the Existing Debt (as defined in Exhibit B-1), (10) indebtedness in respect of which a fee is payable pursuant to the Fee Letters and (11) other indebtedness of the Target Group permitted to be incurred pursuant to the Transaction Agreement), being announced, offered, placed or arranged without the consent of the Commitment Parties (not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Bridge Facilities (it being understood that deferred purchase price obligations and ordinary course working capital or liquidity facilities and ordinary course capital lease, purchase money and equipment financings shall be permitted). Notwithstanding anything to the contrary contained in this Commitment Letter or the Joint Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the foregoing, including (x) your or the Target’s obligation to assist with the syndication efforts as provided herein, (y) the receipt of ratings referred to in clause (f) above, nor (z) the commencement, conduct or completion of such syndication shall constitute a condition to the commitments hereunder or the availability or funding of the Bridge Facilities on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Bridge Facilities shall be those required to be delivered pursuant to Sections 5 and 6 of the Conditions Exhibit.

You agree, at the request of the Commitment Parties, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Bridge Facilities, consisting exclusively of information and documentation that is (i) publicly available (or could be derived from publicly available information) and/or (ii) not material with respect to the Borrower, the Target Group or its or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”, and Lenders that do not wish to receive information other than Public Lender Information, each, a “Public Lender”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information” and any Lender that is not a Public Lender is each referred to herein as a “Private Lender”. The information (to the extent customarily included in a confidential information memorandum for

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credit facilities substantially similar to the Bridge Facilities) to be included in the additional version of the Information Materials for Public Lenders will be substantially consistent with the information included in any offering memorandum for the offering for the Senior Notes, subject to any differences that may occur as a result of such information being presented at or as at differing dates. Before distribution of any Information Materials to prospective Lenders (other than the Initial Lenders), you agree to (or, at your option to the extent consistent with the Transaction Agreement, the Target may) execute and deliver to the Commitment Parties, (i) to the extent reasonably requested by the Commitment Parties, a customary letter in which you (or, at your option to the extent consistent with the Transaction Agreement, the Target) authorize distribution of the Information Materials to Lenders willing to receive Private Lender Information and (ii) a separate customary letter in which you (or, at your option to the extent consistent with the Transaction Agreement, the Target) authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation substantially identical to the representations in Section 4 below (which representations shall not be qualified by knowledge). Each version of the Information Materials shall (i) exculpate you, the Target and your and its respective affiliates with respect to any liability related to the unauthorized use or misuse of the contents of such Information Materials or any related offering and marketing materials by the recipients thereof and (ii) exculpate us and our respective affiliates with respect to any liability related to the use or misuse of such Information Materials or any related marketing materials by the recipients thereof.

You further agree, (a) at the request of the Commitment Parties, to use your commercially reasonable efforts to identify Public Lender Information by clearly and conspicuously designating the same as “PUBLIC” and (b) the Commitment Parties shall be entitled to treat any Information Materials that are not specifically identified as “PUBLIC” as being Private Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us prior to their intended distribution that any such document contains Private Lender Information) (provided, that such documents have been provided to you and your counsel for review a reasonable period of time prior thereto): (i) drafts and final copies of the Bridge Facilities Documentation, including term sheets; (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (iii) notification of changes in the terms of the Bridge Facilities. If you advise us in writing (including by e-mail) that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without your consent. We shall be entitled to treat any Information Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lenders” to which Public Lenders do not have access.

The Lead Arrangers will manage all aspects of any syndication in consultation with you (and subject to your consent rights as set forth in the first paragraph of this Section 3), including decisions as to the selection of institutions to be approached (excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (excluding Disqualified Lenders), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.

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4.	INFORMATION.

You hereby represent and warrant that (in the case of information regarding the Target and their respective subsidiaries prior to the consummation of the Business Combination, to your knowledge), (a) all written factual information (other than the Projections and other than information of a general economic, forward-looking or industry-specific nature) (the “Information”) that has been or will be made available to the Initial Lenders by or on behalf of you, the Target Group or any of your or its respective representatives in connection with the Bridge Facilities and the other transactions contemplated hereby, when taken as a whole (after giving effect to all supplements and updates provided thereto), is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be prepared by or on behalf of you and made available to the Initial Lenders by or on behalf of you or any of your representatives in connection with the Bridge Facilities and the other transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are made available to the Initial Lenders (it being understood that the Projections (i) are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and (ii) are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular Projections will be realized and variances from the Projections may be material). In arranging and syndicating the Bridge Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. You agree that if, at any time prior to the later of (x) the Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence (or to your knowledge with respect to the Target Group and its businesses), would be incorrect in any material respect if the Information and Projections contained in the Information Materials were being furnished, and such representations and warranties were being made, at such time, then you will (or prior to the consummation of the Business Combination with respect to Information and Projections concerning the Target Group, you will use commercially reasonable efforts to) promptly supplement the Information or the Projections, as applicable, so that such representations are correct in all material respects under those circumstances (or, in the case of any Information or Projections with respect to the Target Group and its businesses, to your knowledge).

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the making of any representations and warranties, whether or not cured, under this Section 4, any supplements thereto, or the accuracy of any such representations shall constitute a condition precedent to the availability of the commitments and obligations of the Initial Lenders hereunder and the initial funding of the Bridge Facilities on the Closing Date.

5.	FEES.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or cause to be paid) to the Agent, the Lead Arrangers and the Initial Lenders the fees set forth in this Commitment Letter (including the Term

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Sheets), in that certain amended and restated joint fee letter dated the date hereof and delivered herewith with respect to the Bridge Facilities (the “Joint Fee Letter”), which Joint Fee Letter amends and restates that certain joint fee letter, dated as of the Original Signing Date among Goldman Sachs and you (the “Original Joint Fee Letter”) and in that certain amended and restated agency fee letter dated the date hereof and delivered herewith with respect to the Bridge Facilities (the “Agency Fee Letter”, and together with the Joint Fee Letter, the “Fee Letters”), which Agency Fee Letter amends and restates that certain agency fee letter dated as of the Original Signing Date among Goldman Sachs and you (the “Original Agency Fee Letter” and together with the Original Joint Fee Letter, the “Original Fee Letters”).

6.	CONDITIONS PRECEDENT.

The Initial Lenders’ commitments hereunder to fund the Bridge Facilities on the Closing Date are subject solely to the applicable conditions set forth in the Conditions Exhibit, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Bridge Facilities shall occur (after giving effect to any commitment reduction as set forth in the proviso of Section 1 above); it being understood that there are no conditions (implied or otherwise) to the funding of the Bridge Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Documentation, other than those that are expressly stated in the Conditions Exhibit.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letters or the Facilities Documentation or any other agreement or undertaking related to the Bridge Facilities or concerning the Transactions to the contrary, (a) the only representations and warranties, the making or accuracy of which shall be a condition to the availability and initial funding of the Bridge Facilities on the Closing Date, shall be (i) such of the representations and warranties made by or with respect to the Target Group in the Transaction Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Transaction Agreement or the right to decline to consummate the Offer, in each case, in accordance with the terms of the Transaction Agreement, as a result of the failure of such representations and warranties (the “Transaction Agreement Representations”) to be accurate and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Bridge Facilities on the Closing Date if the applicable conditions set forth in the Conditions Exhibit are satisfied or waived by the Initial Lenders (it being understood that (A) other than with respect to any UCC Filing Collateral or Stock Certificates (each as defined below), to the extent any collateral securing the Senior Secured Bridge Facility (the “Collateral”) is not or cannot be delivered, or a security interest in any Collateral cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense and to the extent not in violation of the Existing Credit Agreement and subject to any applicable intercreditor agreement required thereby, then the delivery of, and/or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability and initial funding of the Senior Secured Bridge Facility on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest in such Collateral to be perfected within 90 days after the Closing Date (or such later date as mutually agreed by you and the Commitment Parties) (subject to extensions reasonably agreed to by the applicable Agent) (other than, in the case of the Target,

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with respect to any such certificate in which a security interest may be perfected by delivery thereof that has not been made available to you at least two (2) Business Days (as defined in the Transaction Agreement in effect on the Transaction Agreement Date) prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, without undue burden or expense and to the extent not in violation of the Transaction Agreement or the Existing Credit Agreement and subject to any applicable intercreditor agreement required thereby, in which case, such stock or equivalent certificate may instead be delivered within five (5) Business Days (as defined in the Transaction Agreement in effect on the Transaction Agreement Date) after the consummation of the Business Combination (or such later date as mutually agreed by you and the Commitment Parties, and subject to extensions reasonably agreed to by the Senior Secured Bridge Collateral Agent), (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary “all assets” Uniform Commercial Code (“UCC”) financing statements to the Senior Secured Bridge Collateral Agent in proper form for filing in the relevant US state UCC filing office(s) and to authorize and to cause the applicable grantor to authorize the applicable Agent to file such UCC financing statements and (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be, subject to clause (A) of this parenthetical, to deliver to the applicable Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank). For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of the Borrower and its applicable subsidiaries for which a security interest can be perfected by filing an “all assets” UCC financing statement in such entity’s jurisdiction of organization, (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock or other equity interests of the material, wholly-owned subsidiaries of the Borrower organized under the laws of any state of the United States of America that is required as Collateral pursuant to the Senior Secured Bridge Term Sheet and delivery of which is sufficient to perfect a security interest therein, and (3) “Specified Representations” means the representations and warranties set forth in the applicable Facilities Documentation made with respect to the Borrower and the Guarantors relating to corporate or other organizational existence, organizational power and authority (as it relates to due authorization, execution and delivery of the applicable Facilities Documentation), due authorization, execution and delivery, in each case only as they relate to the entering into and performance of the applicable Facilities Documentation; the enforceability of the applicable Facilities Documentation; Federal Reserve margin regulations; use of proceeds not in violation of the PATRIOT Act (as defined below), the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) regulations and the U.S. Foreign Corrupt Practices Act (the “FCPA”); and other applicable anti-terrorism, anti-money laundering and anti-corruption laws; the Investment Company Act; no conflicts between the applicable Facilities Documentation and the organizational documents of the Borrower and the Guarantors (in each case, only as they relate to the entering into and performance of the applicable Facilities Documentation); solvency of Borrower and its subsidiaries on a consolidated basis as of the Closing Date (defined in a manner consistent with the form of solvency certificate attached hereto as Exhibit D); and, subject to permitted liens and the limitations set forth in this Section 6 and under the heading “Security” in Exhibit B-1 attached hereto, creation, validity and perfection of security interests. Without limiting the conditions precedent provided herein to initial funding of the Bridge Facilities on the Closing Date, the Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Bridge Facilities in a manner consistent with the Transaction Agreement.

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In the event the Bridge Facility Documentation (as defined below) is entered into prior to the Closing Date (such date, the “Effective Date”), then, during the period from and including the Effective Date to the earlier of (a) the termination of the commitments under the Bridge Facilities and (b) immediately after the funding of the Bridge Facilities on the Closing Date (the “Certain Funds Period”), and notwithstanding (A) that any representation made on the Effective Date or on the Closing Date in the Bridge Facility Documentation was incorrect (other than any Specified Representation or Transaction Agreement Representation), (B) any failure by the Company or any of its subsidiaries to comply with the terms of the Bridge Facility Documentation or the existence of a default or event of default thereunder, (C) any provision to the contrary in the Bridge Facility Documentation or otherwise or (D) that any condition to the occurrence of the Effective Date in the Bridge Facility Documentation may subsequently be determined not to have been satisfied, none of the Commitment Parties, the Senior Unsecured Bridge Agent or Senior Secured Bridge Agent, as applicable, or any Lender shall be entitled to (1) cancel any of its commitments under the Bridge Facilities (except on or after the Expiration Date or as expressly set forth in the proviso of Section 1 above), (2) rescind, terminate or cancel any of the Bridge Facility Documentation or exercise any right or remedy or make or enforce any claim thereunder or that it may otherwise have to the extent to do so would prevent, limit or delay the funding of the Bridge Facilities on the Closing Date, (3) refuse to participate in the funding of the applicable Bridge Facility on the Closing Date, unless the applicable conditions set forth in the Conditions Exhibit have not been satisfied or waived, or (4) exercise any right of set-off or counterclaim to the extent to do so would prevent, limit or delay its participation in the funding of the Bridge Facilities on the Closing Date. Notwithstanding anything to the contrary provided herein, (i) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Senior Unsecured Bridge Facility Agent and the Lenders under the Senior Unsecured Bridge Facility Documentation (as defined in Exhibit B-1) shall be available notwithstanding that such rights, remedies and entitlements were not available prior to such time as a result of the foregoing, (ii) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Senior Secured Bridge Facility Agent and the Lenders under the Senior Secured Bridge Facility Documentation (as defined in Exhibit B-2; the Senior Secured Bridge Facility Documentation, together with the Senior Unsecured Bridge Facility Documentation, the “Bridge Facility Documentation”) shall be available notwithstanding that such rights, remedies and entitlements were not available prior to such time as a result of the foregoing and (iii) nothing in the preceding sentence shall affect any of the rights, remedies and entitlements of the Commitment Parties under this Commitment Letter or the Fee Letters or the rights, remedies and entitlements of the Lenders with respect to the applicable conditions set forth in the Conditions Exhibit or the reduction of commitments as expressly set forth in the proviso of Section 1 above. This paragraph, the prior paragraph and the provisions herein and therein shall be referred to as the “Certain Funds Provision”.

In accordance with (x) Section 1.10 of the Second Amended and Restated First Lien Credit Agreement, dated as of September 5, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including by the Revolver Amendment (as defined below)), the “Existing Credit Agreement”), (y) Section 1.04 of that certain Indenture, dated as of October 29, 2020 (as supplemented or amended from time to time), among the Borrower, Shift4 Payments Finance Sub, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, in respect of the Borrower’s 4.625% Senior Notes due 2026 originally

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issued on October 29, 2020 (the “2026 Indenture”) and (z) Section 1.04 of that certain Indenture, dated as of August 15, 2024 (as supplemented or amended from time to time), among the Borrower, Shift4 Payments Finance Sub, Inc., the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee, in respect of the Borrower’s 6.750% Senior Notes due 2032 originally issued on August 15, 2024 (the “2032 Indenture”), the Borrower hereby elects that the Signing Date shall be used as the LCT Test Date (as defined in each of the Existing Credit Agreement, the 2026 Indenture and the 2032 Indenture) and the Signing Date shall be used as the applicable date of determination of compliance for any applicable baskets, ratios or other provisions set forth in the Existing Credit Agreement, 2026 Indenture and 2032 Indenture governing the incurrence of the Bridge Facilities.

7.	INDEMNIFICATION; EXPENSES.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letters, you agree:

(a) to indemnify and hold harmless the Commitment Parties and their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, advisors, representatives, controlling persons and members, partners and successors and permitted assigns (each a “Representative”) of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transaction Agreement, the Transactions, the Bridge Facilities or any other transactions related to the foregoing or any claim, litigation, investigation or proceeding (each, an “Action”) arising out of any of the foregoing, regardless of whether any such Indemnified Person is a party to such Action (and regardless of whether such Action is initiated by a third party, the Borrower, the Target or any of its respective affiliates or equity holders), and to reimburse each such Indemnified Person, within 30 days following receipt of a written request therefor together with customary backup documentation in reasonable detail, for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any such Action (but limited, in the case of legal fees and expenses, to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Representative of such Indemnified Person, (ii) a material breach of the obligations of such Indemnified Person or any such Indemnified Person’s affiliates under this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letters or the Bridge Facilities Documentation or (iii) any Action that is brought by an Indemnified Person against any other Indemnified Person (other than any Action against an arranger, bookrunner or agent under the Bridge Facilities acting in its capacity as such or any claims arising out of an act or

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omission on the part of you or any of your respective affiliates) (provided, that each Indemnified Person agrees (by accepting the benefits hereof) to refund and return any and all amounts paid by you to such Indemnified Person to the extent such Indemnified Person is found by a court of competent jurisdiction in a final and non-appealable judgment not to have been entitled to payment of such amounts in accordance with any of the foregoing items described in clauses (i), (ii) or (iii) occurs), and

(b) whether or not the Transactions are consummated or whether or not the Closing Date occurs, to reimburse the Commitment Parties on the Closing Date to the extent an invoice therefor (together with customary backup documentation in reasonable detail) is received by at least two (2) business days prior to the Closing Date or, if invoiced (together with customary backup documentation in reasonable detail) after such date, within 30 days thereafter, for all reasonable and documented out-of-pocket expenses (including, but not limited to, (i) expenses of the Commitment Parties’ due diligence investigation, (ii) syndication expenses, and (iii) travel expenses but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and charges of one counsel, as identified in the Term Sheets, for all Commitment Parties (taken as a whole), and, if necessary, of a single local counsel for all Commitment Parties (taken as a whole) in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) incurred by the Commitment Parties solely in connection with the Bridge Facilities and the preparation and negotiation of this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letters, the Bridge Facilities Documentation and any related definitive documentation (collectively, the “Expenses”); provided that, without limiting clause (a) above, if the Closing Date does not occur, you shall not be obligated to reimburse the Commitment Parties in respect of legal fees and expenses pursuant to this clause (b) (collectively with the other legal fees and expenses reimbursed by you in connection with the Bridge Facilities and/or the Amendment (as defined in the Original Commitment Letter)) in excess of $750,000.

You shall not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your prior written consent or if there is a final judgment in any such Action, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or final judgment in accordance with this Section 7. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed in the case of any third-party Action), effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Actions and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is found by a court of competent jurisdiction in a final and non-appealable judgment not to have been entitled to payment of such amounts in accordance with the terms hereof.

You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel

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based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account of our relationship with such counsel).

8.	SHARING INFORMATION; ABSENCE OF FIDUCIARY RELATIONSHIP; AFFILIATE ACTIVITIES.

Consistent with each Commitment Party’s policies to hold in confidence the affairs of their customers, the Commitment Parties will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you to other companies. You acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies. The Commitment Parties may have economic interests that conflict with yours or those of your equity holders or affiliates. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties or their respective affiliates, in its or their role as Commitment Party or Initial Lender, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter (or the Fee Letters, including the exercise of rights and remedies hereunder or thereunder), irrespective of whether the Commitment Parties or their respective affiliates have advised or are advising you on other matters, (b) the transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the applicable Commitment Parties and their respective affiliates, on the one hand, and you, on the other hand, that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties or their respective affiliates, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties and their respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties or their respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Parties and their respective affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors, in each case in connection with the Transactions. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby) other than as Financial Advisor (as defined below). You shall consult with your own advisors concerning such matters to the extent you deem appropriate and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and the Commitment Parties and their respective affiliates shall

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have no responsibility or liability to you with respect thereto. Any review by the Commitment Parties or their respective affiliates of the Borrower or any of its subsidiaries, the Target Group, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and their respective affiliates and shall not be on behalf of you or any of your affiliates.

You further acknowledge that the Commitment Parties and their respective affiliates are full-service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services, including to other companies in respect of which you may have conflicting interests. In the ordinary course of business, the Commitment Parties and their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Borrower, the Target Group and other companies with which you, the Borrower, or the Target Group may have commercial or other relationships. Although the Commitment Parties in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons that may be the subject of the financing contemplated by this Commitment Letter, the Commitment Parties shall have no obligation to disclose such information, or the fact that such Commitment Parties are in possession of such information, to you or any of your affiliates or to use such information on your or your affiliates’ behalf. With respect to any securities and/or financial instruments so held by the Commitment Parties and their respective affiliates or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

As you know, Goldman Sachs has been retained by the Borrower as financial advisor (in such capacity, a “Financial Advisor”) in connection with the Business Combination and the Transactions. You have agreed to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each other Commitment Party hereto acknowledges (i) the retention of Goldman Sachs as a Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or its respective affiliates.

9.	ASSIGNMENTS; AMENDMENTS; GOVERNING LAW, ETC.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by the Borrower to Shift4 Payments, Inc.) without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons and Exculpated Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons and Exculpated Persons). Any and all obligations of, and services to be provided by, us hereunder (including, without limitation, our respective commitments as Initial Lenders) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may exchange with such affiliates or branches

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information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder; provided that (x) any such performance of our rights hereunder by or through any of our affiliates or branches shall not relieve us of any of our obligations hereunder and (y) notwithstanding anything to the contrary set forth herein, (i) upon written notice to the Borrower, Goldman Sachs may assign Goldman Sachs’ commitments, obligations and agreements as an Initial Lender hereunder, in whole or in part, to Goldman Sachs Lending Partners LLC (such whole or partial assignment, the “Assigned Commitment”) (and upon such assignment, (a) Goldman Sachs Lending Partners LLC shall be deemed to be a “Commitment Party” and an “Initial Lender”, as applicable, hereunder with respect to such Assigned Commitment and (b) Goldman Sachs shall be released as a Commitment Party and Initial Lender, solely with respect to, and from all its obligations under the Commitment Letter solely to the extent of such Assigned Commitment), and (ii) Goldman Sachs’ commitments and agreements hereunder may be performed by or through Goldman Sachs Lending Partners LLC. This Commitment Letter may not be amended nor any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Bridge Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that no Commitment Party shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Commitment Party. This Commitment Letter and the Fee Letters supersede all prior understandings, whether written or oral, between you and us with respect to the Bridge Facilities (including the Original Commitment Letter and the Original Fee Letters).

You agree that, notwithstanding any other provision of this Commitment Letter or the Original Commitment Letter, none of we or you or any Exculpated Person, the Target, or any of its respective subsidiaries, shall have any liability for any special, indirect, consequential or punitive damages (including, without limitation any loss of profits, business or anticipated savings) in

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connection with this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letters, the Transactions (including the Bridge Facilities and the use of proceeds thereunder), or with respect to any activities related to the Bridge Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of Section 7. As used in this paragraph, “Exculpated Person” means the Commitment Parties and their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, advisors, representatives, controlling persons and members, partners and successors and permitted assigns of each of the foregoing.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facilities is subject only to the applicable conditions precedent set forth in the Conditions Exhibit and (ii) each of the Fee Letters is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER OR THE FEE LETTERS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Conditions Exhibit) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Transaction Agreement Representations and whether as a result of any inaccuracy of any Transaction Agreement Representations you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Transaction Agreement as a result of the failure of such representations to be accurate or the right to decline to consummate the Offer due to the failure of such representations to be accurate and (c) the determination of (i) whether the Offer or the Business Combination has been consummated, or the Acceptance Time occurred, in accordance with the terms of the Transaction Agreement and (ii) the determination of the accuracy of any Transaction Agreement Representation and whether as a result of any inaccuracy thereof, a condition to your (or your affiliates’) obligations to close under the Transaction Agreement has not been met or you (or your affiliates) have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Transaction Agreement, in each case without regard to its rules of conflicts of law) shall, in each case, be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof (other than those provisions set forth in the Transaction Agreement that are required to be governed by the laws of Switzerland).

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10.	JURISDICTION.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

11.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.	CONFIDENTIALITY.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letters, or any of their terms or substance, nor the activities of the Commitment Parties pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) your affiliates and the officers, directors, employees, attorneys, accountants or advisors of you or any such affiliate on a confidential basis, (b) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (c) if the applicable Commitment Parties consent in writing to such proposed disclosure, which consent shall not be unreasonably withheld, conditioned or delayed, (d) the Term Sheets and the existence of this Commitment Letter and the Original Commitment Letter (but not this Commitment Letter, the Original Commitment Letter, the Fee Letters or the Original Fee Letters) may be disclosed to any rating agency in connection with the Transactions, or (e) in connection with the enforcement of your rights hereunder; provided that you may disclose (i) this Commitment Letter and the Original Commitment Letter and the contents

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hereof and thereof to the Target and each of its officers, directors, employees, attorneys, accountants, agents and advisors involved in the consideration of the Transactions on a confidential basis and to its equity investors involved in the consideration of the Transactions on a confidential basis; (ii) the Fee Letters and Original Fee Letters, to the extent such Fee Letters and Original Fee Letters have been redacted with respect to the fee amounts, to Silver Lake Partners and its affiliates (collectively with the funds, partnerships, co-investment entities and other investment vehicles managed, advised or controlled thereby or by one or more directors thereof or under common control therewith, “Silver Lake”), the Target and the Target and Silver Lake’s respective officers, directors, employees, attorneys, accountants, agents, and advisors involved in the consideration of the Transactions, on a confidential basis; (iii) the aggregate fee amounts contained in the Fee Letters and Original Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the Target and its respective officers, directors, employees, attorneys, accountants and advisors involved in the consideration of the Transactions, on a confidential basis, or to the extent customary or required in offering and marketing materials for the Bridge Facilities, the Term Loan B Facility, the Preferred Equity or the Senior Notes or in any public filing relating to the Transactions; (iv) the Term Sheets and the other exhibits and annexes to this Commitment Letter and/or the Original Commitment Letter in any syndication of the Bridge Facilities or other marketing efforts for debt to be used to finance the Transactions and (v) you may disclose this Commitment Letter and/or the Original Commitment Letter (but not the Original Fee Letters, the Fee Letters or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder) and its contents in any registration statement, proxy statement or other public filing relating to the Offer or the Business Combination. The obligations under this paragraph with respect to this Commitment Letter and/or the Original Commitment Letter shall terminate automatically after the Bridge Facilities Documentation has been executed and delivered by the parties thereto to the extent superseded thereby. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary of the Original Signing Date.

We and our affiliates will use all confidential information provided to us or such affiliates by or on behalf of you hereunder (including any information obtained by us or our affiliates based on a review of the books and records relating to you or the Target or any of your or its respective subsidiaries or affiliates) or in connection with the Business Combination and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent us and our affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule, or regulation to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over us or any of our affiliates (in which case we agree to inform you promptly thereof prior to disclosure, to the extent practicable and not prohibited by applicable law, except with respect to any audit or examination conducted

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by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by us or any of our affiliates or any of our Representatives in violation of any confidentiality obligations owing to you, the Target or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by us, (f) to our respective affiliates and to our and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and have been advised of their obligation to keep such information confidential, (g) in the case of the Term Sheets, or marketing term sheets based substantially on the Term Sheets, to ratings agencies in connection with obtaining ratings for the Borrower and its subsidiaries and the Bridge Facilities, the Term Loan B Facility or the Senior Notes or to potential or prospective Lenders (other than any Disqualified Lenders), participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) to the extent you have consented to such disclosure, (i) for purposes of establishing a “due diligence” defense or in connection with any remedy or enforcement of any right hereunder or under the Fee Letters or the Original Fee Letters and (j) to the extent necessary or customary for inclusion in league table measurement; provided, further, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with customary syndication processes and customary market standards for dissemination of such type of information. In addition, each Commitment Party may disclose the existence of the Bridge Facilities and the information about the Bridge Facilities contained in the Term Sheets in customary fashion to market data collectors, similar services providers to the lending industry, and service providers to any other Commitment Party in connection with the administration and management of the Bridge Facilities. We agree that we will permit you to review and approve (such approval not to be unreasonably withheld or delayed) any reference to you or any of your respective affiliates in connection with the Bridge Facilities or the transactions contemplated hereby contained in any press release or similar written disclosure prior to public release. Our and our affiliates’ obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the Closing Date; provided, further, that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary of the Original Signing Date. Neither the Commitment Parties nor any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or the Original Commitment Letter or their other relationships with you in connection with the performance by it of services for other persons.

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For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

Notwithstanding anything herein to the contrary, you (and any of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter, the Original Commitment Letter, and the Fee Letters and/or the Original Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter, the Original Commitment Letter, the Original Fee Letters or the Fee Letters and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter, the Original Commitment Letter, the Original Fee Letters and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	SURVIVING PROVISIONS.

The reimbursement, indemnification, confidentiality (to the extent provided above), syndication, information, jurisdiction, governing law, venue and waiver of jury trial provisions contained herein, in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Bridge Facilities, shall automatically terminate and be superseded by the corresponding provisions of the Bridge Facilities Documentation (with respect to indemnification, reimbursement and confidentiality, to the extent covered thereby) upon the initial funding under the Bridge Facilities and the payment of all amounts owing at such time hereunder and under the Fee Letters, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and concurrently terminate each Commitment Parties’ commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence. For the avoidance of doubt, the commitments under the Backstop Revolving Facility (as defined in the Original Commitment Letter) were terminated in full only upon the effectiveness of that certain Amendment No. 1 to Second Amended and Restated First Lien Credit Agreement, dated as of the Signing Date (but for the avoidance of doubt, immediately prior to the execution of this Commitment Letter on such Signing Date), by and among you, the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent and collateral agent (the “Revolver Amendment”), substantially concurrently with the entry into of this Commitment Letter.

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14.	PATRIOT ACT NOTIFICATION.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Loan Parties (as defined in the Conditions Exhibit) under the Bridge Facilities, which information includes the name, address, tax identification number and other information regarding the Loan Parties under the Bridge Facilities that will allow such Commitment Party or such Lender to identify each Loan Party under the Bridge Facilities in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that we shall be permitted to share any or all such information with the Lenders.

15.	ACCEPTANCE AND TERMINATION.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters (such date of acceptance, the “Signing Date”) by returning to the Commitment Parties (or their counsel) executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time on March 18, 2025. This Commitment Letter will become a binding commitment on each of the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. If you do so execute and deliver this Commitment Letter and the Fee Letter to the Commitment Parties (or their counsel), we agree to hold our commitment available to you until the earliest to occur of (such earliest date, the “Termination Date”) (x) the date that is five (5) business days following the End Date (as defined in the Transaction Agreement as in effect on the Transaction Agreement Date), giving effect to, if applicable, the extension pursuant to the first (but not the second) proviso in Section 9.1(d) of the Transaction Agreement as in effect on the Transaction Agreement Date, (y) the termination of the Transaction Agreement in accordance with its terms in the event the Business Combination (including the Offer and/or the Merger) is not consummated and (z) the consummation of the Business Combination (including the Offer and the Merger) without the funding of the Bridge Facilities (such earliest date, the “Expiration Date”). Upon the occurrence of the Termination Date, this Commitment Letter and the commitments of each Initial Lender hereunder, and each Commitment Party’s agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless such Commitment Party shall, in its discretion, agree to an extension in writing. You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder (in whole or in part) at any time upon written notice to them from you, subject to your surviving obligations as set forth in Section 13 of this Commitment Letter and in the Fee Letters. Notwithstanding anything in this Section 15 to the contrary, the termination of any commitment pursuant to this Section 15 does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter that occurred prior to such termination.

This Commitment Letter amends, restates and supersedes the Original Commitment Letter in its entirety.

[Signature page follows.]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Business Combination.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/S/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

BY:	/S/ AKSHAY KULKARNI
NAME: AKSHAY KULKARNI
TITLE: MANAGING DIRECTOR

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WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/S/ Brian Buck
Name: Brian Buck
Title: Managing Director

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WELLS FARGO SECURITIES, LLC

By:	/S/ Brian Criswell
Name: Brian Criswell
Title: Managing Director

[Signature Page for Commitment Letter]

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/S/ Max Wallins
Name: Max Wallins
Title: Managing Director

By:	/S/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Executive Director

[Signature Page for Commitment Letter]

BARCLAYS BANK PLC

BY:	/S/ KRISTIAN RATHBONE
NAME: KRISTIAN RATHBONE
TITLE: MANAGING DIRECTOR

[Signature Page for Commitment Letter]

CITIZENS BANK, N.A.

BY:	/S/ JONAH ADKINS
NAME: JONAH ADKINS
TITLE: DIRECTOR

[Signature Page for Commitment Letter]

Accepted and agreed to as of

the date first above written:

SHIFT4 PAYMENTS, LLC

By:	/S/ Taylor Lauber
Name: Taylor Lauber
Title: President

[Signature Page for Commitment Letter]

SCHEDULE 1

COMMITMENT PARTY	SENIOR SECURED BRIDGE FACILITY	SENIOR UNSECURED BRIDGE FACILITY	PERCENTAGE

GOLDMAN SACHS BANK USA	$275,000,000.01	$218,625,000.00	27.500000001%

CITI	$200,000,000.00	$159,000,000.00	20.000000000%

WELLS FARGO BANK, NATIONAL ASSOCIATION	$200,000,000.00	$159,000,000.00	20.000000000%

BANCO SANTANDER, S.A., NEW YORK BRANCH	$108,333,333.33	$86,125,000.00	10.833333333%

BARCLAYS BANK PLC	$108,333,333.33	$86,125,000.00	10.833333333%

CITIZENS BANK, N.A.	$108,333,333.33	$86,125,000.00	10.833333333%

TOTAL	$1,000,000,000.00	$795,000,000.00	100.00%

EXHIBIT A

[Reserved.]

EXHIBIT B-1

$795 MILLION SENIOR UNSECURED 364-DAY BRIDGE LOAN FACILITY

SUMMARY OF PRINCIPAL TERMS1

BORROWER:	Shift4 Payments, LLC, a Delaware limited liability company (the “Company” or the “Borrower”).

TRANSACTIONS:

The Company, through one or more of its direct or indirect subsidiaries, intends to engage in a business combination (the “Business Combination”) pursuant to which the Company, through one or more of your direct or indirect subsidiaries and/or parent companies, will acquire all of the issued and outstanding shares of the Target pursuant to a Transaction Agreement (together with all exhibits, schedules and annexes thereto, the “Transaction Agreement”), dated as of the Transaction Agreement Date by and among Shift4 Payments, Inc., a Delaware corporation and parent company of the Borrower (“Parent”), certain subsidiaries of the Company party thereto and the Target.

In connection with the Business Combination:

(a) [reserved];

(b) [reserved];

(c) the Company and/or one or more of its subsidiaries or parent companies (i) will seek to incur or issue the Permanent Financing pursuant to one or more Rule 144A/Regulation S offerings or other private placement transactions generating aggregate proceeds of not less than $1,795 million and/or (ii) if all or any portion of the Permanent Financing is not issued, or the proceeds thereof not made available to the Company and/or one or more of its subsidiaries, in each case on or prior to the Closing Date, the Company will obtain the senior unsecured bridge loan facility (the “Senior Unsecured Bridge Facility”) described under the caption “Senior Unsecured Bridge Facility” in this Exhibit B-1 to the Commitment Letter and the senior secured bridge loan facility (the “Senior Secured Bridge Facility”) described under the caption “Senior Secured Bridge Facility” in Exhibit B-2 to the Commitment Letter to which this Term Sheet is attached, provided that, for the avoidance of doubt, no issuance, sale or financing described in clause (i) of this clause (c) is a condition to funding the Senior Unsecured Bridge Facility or the Senior Secured Bridge Facility on the Closing Date by the Initial Lenders;

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All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, Exhibit B-2, the annexes to Exhibit A, Exhibit B-1 or Exhibit B-2 or the other exhibits thereto.. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof for purposes of this Exhibit B-1 shall be determined by reference to the context in which it is used.

(d) the Company shall repay or redeem: the Target’s existing credit facilities under that certain Senior Facilities Agreement, dated as of November 24, 2023, among Global Blue Acquisition B.V. and certain of its subsidiaries as borrowers and guarantors, the lenders and issuing lenders party thereto from time to time and J.P. Morgan SE, as facility agent, and Alter Domus Trustee (UK) Limited, as security agent, as amended, restated, supplemented or otherwise modified from time to time (the “Target Credit Facility Refinancing”);

(e) a tender offer (the “Offer”) to acquire all of the outstanding shares of the Target will be consummated on the Closing Date, and thereafter Parent shall cause Merger Sub to consummate a statutory squeeze-out merger in accordance with the laws of Switzerland and the Merger Agreement (as defined in the Transaction Agreement) pursuant to which Merger Sub shall be merged with and into the Target, and Merger Sub shall continue as the surviving entity of the Merger; and

(f) fees, costs and expenses incurred in connection with the foregoing and the entrance into the Revolver Amendment (the “Transaction Costs”) will be paid.

The Offer, the Business Combination, the Revolver Amendment, the incurrence of the Bridge Facilities, the incurrence or issuance, as applicable, of any Permanent Financing (including any combination of the Term Loan B Facility, Preferred Equity and/or the Senior Notes), the Target Credit Facility Refinancing, the payment of the Transaction Costs and the other transactions described in this section are collectively referred to herein as the “Transactions”.

AGENT:	Goldman Sachs Bank USA, will act as sole administrative agent (in such capacity, the “Senior Unsecured Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders (together with the Initial Lenders, the “Senior Unsecured Bridge Lenders”), and will perform the duties customarily associated with such roles.

LEAD ARRANGERS AND BOOKRUNNERS:	The Lead Arrangers and Bookrunners (each as defined in the Commitment Letter) will act as joint lead arrangers and joint bookrunners, respectively, for the Senior Unsecured Bridge Facility, and will perform the duties customarily associated with such roles.

SENIOR UNSECURED BRIDGE FACILITY:	Subject to the Reallocation Proviso, the senior unsecured 364-day bridge loan facility (the “Senior Unsecured Bridge Facility”) will consist of an aggregate principal amount of $795 million of senior unsecured bridge loans and will be made available to the Borrower in US dollars

B-1-2

(the “Senior Unsecured Bridge Loans”); provided that (without duplication with respect to reductions pursuant to clauses (i), (ii) and (iii) below) (i) the net cash proceeds received by Parent, the Borrower and/or one or more of their respective subsidiaries on or prior to the Closing Date from any Permanent Financing, in each case, incurred or issued on or prior to the Closing Date shall reduce the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility, in the Borrower’s discretion, on a dollar for dollar basis, (ii) the aggregate principal amount of Qualifying Permanent Financing Commitments shall reduce the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility, in the Borrower’s discretion, on a dollar for dollar basis and (iii) without duplication of any corresponding reductions to the Senior Secured Bridge Facility, the net cash proceeds received by Parent, the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date from any other debt or equity financing, in each case, incurred or issued on or on prior to the Closing Date, of the type that, if received after the Closing Date, would otherwise be required to be applied to prepay the Senior Unsecured Bridge Loans pursuant to clauses (ii) and/or (iii) of the “Mandatory Prepayments” section below, shall reduce the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility, in the Borrower’s discretion, on a dollar for dollar basis; provided that any such reductions of the Bridge Facilities pursuant to clauses (i), (ii) and/or (iii) above shall be applied ratably in accordance with the Lenders’ respective commitments in respect of the applicable Bridge Facility; provided, further that any such reductions of the Bridge Facilities need not be effected on a pro rata basis and shall be allocated to the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility as directed by the Borrower.

PURPOSE:	The proceeds of the Senior Unsecured Bridge Facility will be used by the Borrower, on the Closing Date, together with any proceeds of the Senior Secured Bridge Facility, any revolving loans under the Existing Credit Agreement, any loans under any Permanent Financing issued on or prior to the Closing Date, (a) to finance the Business Combination, (b) to pay the Transaction Costs and (c) consummate the Target Credit Facility Refinancing.

AVAILABILITY:	The amount to be drawn under the Senior Unsecured Bridge Facility must be drawn in a single drawing on the Closing Date in U.S. Dollars. Amounts borrowed under the Senior Unsecured Bridge Facility that are repaid or prepaid may not be reborrowed. The Senior Unsecured Bridge Loans will be funded at par.

INTEREST RATES AND FEES:	As set forth on Annex I hereto.

B-1-3

DEFAULT RATE:	The applicable interest rate plus 2.00% per annum payable on overdue amounts only.

FINAL MATURITY AND AMORTIZATION OF SENIOR UNSECURED BRIDGE LOANS:

The Senior Unsecured Bridge Facility will mature and be payable in full on the date that is 364 days after the Closing Date (the “Senior Unsecured Bridge Loans Maturity Date”).

The Senior Unsecured Bridge Facility will not be subject to interim amortization.

GUARANTEES:	All obligations of the Borrower under the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Obligations”) will be unconditionally guaranteed by each guarantor of the obligations under the Existing Credit Agreement, subject to the Senior Unsecured Bridge Documentation Principles (as defined below) and excluding, for the avoidance of doubt and without limitation, any subsidiary organized under the laws of any jurisdiction other than the United States and any state or district thereof (the “Guarantors” and such guarantees, the “Senior Unsecured Bridge Guarantees”). The Senior Unsecured Bridge Guarantees will rank pari passu in right of payment with the guarantees of the Senior Secured Bridge Facility.

SECURITY:	All Senior Unsecured Bridge Obligations will be unsecured.

MANDATORY PREPAYMENTS:

Prior to the Senior Unsecured Bridge Loans Maturity Date and consistent with the Senior Unsecured Bridge Documentation Principles, the Borrower will be required to prepay the Senior Unsecured Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with:

(i) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries after the Closing Date (with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business, intercompany transactions among the Borrower and any of its subsidiaries, amounts required to be applied to any secured indebtedness of the Borrower and other exceptions to be set forth in the Senior Unsecured Bridge Facility Documentation and subject to reinvestment rights and other exceptions consistent with the Existing Credit Agreement and the related Loan Documents (as defined therein) (together with the Existing Credit Agreement, the “Bank Documentation”));

B-1-4

(ii) 100% of the net cash proceeds received from any Term Loan B Facility incurred after the Closing Date, or from the issuance of the Preferred Equity and/or the sale of the Senior Notes or any other third-party preferred equity or other debt financing after the Closing Date (other than ordinary course purchase money indebtedness, capital leases, letter of credit facilities, working capital or liquidity facilities, draft protection, hedging and cash management obligations, trade or customer financing in the ordinary course, or the borrowings under the revolving facility under the Existing Credit Agreement), in each case subject to other exceptions to be mutually agreed; and

(iii) 100% of the net cash proceeds received from public issuances of equity of Parent or the Borrower after the Closing Date (subject to exceptions to be mutually agreed, including pursuant to employee stock and compensation plans and excluding, for the avoidance of doubt any issuance of equity interests pursuant to the Transaction Agreement), in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above, with (x) exceptions and baskets as are consistent with the Senior Unsecured Bridge Documentation Principles and (y) prepayments made on a pro rata basis between the Bridge Facilities.

VOLUNTARY PREPAYMENTS:	Voluntary prepayments of Senior Unsecured Bridge Loans and voluntary reduction of commitments under the Senior Unsecured Bridge Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, subject to customary notice requirements and without premium or penalty (subject to customary reimbursement of the Senior Unsecured Bridge Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period). Voluntary prepayments of the Senior Unsecured Bridge Loans may not be re-borrowed.

UNRESTRICTED SUBSIDIARIES:	All subsidiaries of the Company shall be restricted subsidiaries and there shall not be ability to designate unrestricted subsidiaries; provided that, the Borrower or any of its subsidiaries shall, in its sole discretion, be able to form a customary unrestricted “escrow issuer” in connection with the Permanent Financing.

DOCUMENTATION:	The definitive documentation for the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Facility Documentation”) will contain the terms and conditions set forth in this Exhibit B-1 and, to the extent not covered by this Exhibit B-1, will be based on the Existing Credit Agreement and the related Loan Guaranty (as defined in the Existing Credit Agreement) and Collateral Documents (as defined in the Existing

B-1-5

Credit Agreement) (the “Senior Unsecured Bridge Documentation Precedent”) with changes and modifications that give due regard to (a) the operational and strategic requirements of the Borrower and its subsidiaries (including the Target Group) in light of their size, capital structure, industries, businesses, business practices, jurisdiction of incorporation and related currency and other provisions and (b) modifications to reflect the structure and consummation of the Transactions and the nature of the Senior Unsecured Bridge Facility as an unsecured “bridge term loan facility” rather than a secured revolving credit facility (collectively for purposes of this Exhibit B-1, the “Senior Unsecured Bridge Documentation Principles”). The Senior Unsecured Bridge Facility Documentation will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date.

For the avoidance of doubt, the Senior Unsecured Bridge Facility Documentation shall also contain (i) the Senior Unsecured Bridge Agent’s customary agency and operational provisions and (ii) customary EU and UK bail-in provisions, in each case, consistent with the Senior Unsecured Bridge Documentation Precedent.

REPRESENTATIONS AND WARRANTIES:	Substantially similar to those for the Existing Credit Agreement, with modifications consistent with the Senior Unsecured Bridge Documentation Principles to the extent necessary to reflect differences in documentation, but in any event no less favorable to the Borrower than those in the Bank Documentation; it being understood that representations and warranties shall be subject to the Certain Funds Provision.

CONDITIONS PRECEDENT TO SENIOR UNSECURED BRIDGE LOANS:	The borrowing under the Senior Unsecured Bridge Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

AFFIRMATIVE COVENANTS:	Substantially consistent with the Bank Documentation, subject to the Senior Unsecured Bridge Documentation Principles.

NEGATIVE COVENANTS:	Substantially consistent with the Bank Documentation, subject to the Senior Unsecured Bridge Documentation Principles.

FINANCIAL COVENANT:

The definitive documentation will contain only a maximum Secured Net Leverage Ratio (to be defined in a manner consistent with the Bank Documentation and the Senior Unsecured Bridge Documentation Principles) not to exceed 3.00:1.00 (the “Financial Covenant”).

The Financial Covenant shall be tested as of the last day of any Test Period (as defined in the Existing Credit Agreement) on which the

B-1-6

Revolving Facility Test Condition (as defined in the Existing Credit Agreement) is then satisfied (commencing with the first fiscal quarter of the Company ending after the Closing Date).

EVENTS OF DEFAULT:	Substantially consistent with the Bank Documentation, subject to the Senior Unsecured Bridge Documentation Principles.

VOTING:	Substantially consistent with the Bank Documentation, subject to the Senior Unsecured Bridge Documentation Principles.

COST AND YIELD PROTECTION:	Substantially similar to the tax gross up, cost and yield provisions contained in the Bank Documentation.

ASSIGNMENTS AND PARTICIPATIONS OF SENIOR UNSECURED BRIDGE LOANS:	The Senior Unsecured Bridge Lenders may assign all or, in an amount of not less than $5.0 million, any part of, their respective Senior Unsecured Bridge Loans of the Senior Unsecured Bridge Facility to one or more persons which are reasonably acceptable to (a) the Senior Unsecured Bridge Agent and (b) except, when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that, assignments made to a Senior Unsecured Bridge Lender, an affiliate or approved fund thereof will not be subject to the above consent requirements. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten (10) business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Senior Unsecured Bridge Lender for all purposes under the Senior Unsecured Bridge Facility Documentation. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Senior Unsecured Bridge Lenders will also have the right to sell participations without restriction (other than to natural persons or disqualified lenders), subject to customary limitations on voting rights, in their respective shares of the Senior Unsecured Bridge Facility.

EXPENSES AND INDEMNIFICATION:	Substantially similar to the expenses and indemnification provisions contained in the Bank Documentation, subject to the Senior Unsecured Bridge Documentation Principles.

GOVERNING LAW AND FORUM:	New York.

COUNSEL TO SENIOR UNSECURED BRIDGE AGENT:	Davis Polk & Wardwell LLP

B-1-7

ANNEX I to

EXHIBIT B-1

PRICING APPLICABLE TO SENIOR UNSECURED BRIDGE LOANS

INTEREST RATES:

The Senior Unsecured Bridge Loans shall accrue interest, at the option of the Borrower, at a rate per annum equal to Term SOFR (as defined below), plus 300 basis points or ABR (as defined below), plus 200 basis points (the “Senior Unsecured Bridge Initial Margin”). The Senior Unsecured Bridge Initial Margin will increase by (I) an additional 50 basis points on the date that is 90 days after the Closing Date, (II) an additional 50 basis points on the date that is 180 days after the Closing Date and (III) an additional 50 basis points on the date that is 270 days after the Closing Date.

The Borrower may elect interest periods of one, three or six months for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be payable quarterly in arrears.

“ABR” and “Term SOFR” shall be defined in a manner consistent with the Existing Credit Agreement; provided, for the avoidance of doubt, that if Term SOFR as so determined shall ever be less than 0.00%, then Term SOFR shall be deemed to be 0.00%.

DURATION FEES:	Duration Fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Senior Unsecured Bridge Loan of each Senior Unsecured Bridge Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Senior Unsecured Bridge Lenders on each such date:

	Duration Fees
	90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
	0.50%	0.75%	1.00%

EXHIBIT B-2

$1,000 MILLION SENIOR SECURED 364-DAY BRIDGE LOAN FACILITY

SUMMARY OF PRINCIPAL TERMS2

BORROWER:	Shift4 Payments, LLC, a Delaware limited liability company (the “Company” or the “Borrower”).

TRANSACTIONS:	As set forth in Exhibit B-1 to the Commitment Letter.

AGENT:	Goldman Sachs Bank USA, will act as (i) sole administrative agent (in such capacity, the “Senior Secured Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders (together with the Initial Lenders, the “Senior Secured Bridge Lenders”), and will perform the duties customarily associated with such roles (the Senior Secured Bridge Lenders, together with the Senior Unsecured Bridge Lenders, collectively, the “Lenders”).

LEAD ARRANGERS AND BOOKRUNNERS:	The Lead Arrangers and Bookrunners (each as defined in the Commitment Letter) will act as joint lead arrangers and joint bookrunners, respectively, for the Senior Secured Bridge Facility, and will perform the duties customarily associated with such roles.

SENIOR SECURED BRIDGE FACILITY:	Subject to the Reallocation Proviso, the senior secured 364-day bridge loan facility (the “Senior Secured Bridge Facility”) will consist of an aggregate principal amount of $1,000 million of senior secured bridge loans and will be made available to the Borrower in US dollars (the “Senior Secured Bridge Loans”); provided that (without duplication with respect to reductions pursuant to clauses (i), (ii) and (iii) below) (i) the net cash proceeds received by Parent, the Borrower and/or one or more of their respective subsidiaries on or prior to the Closing Date from any Permanent Financing, in each case, incurred or issued on or prior to the Closing Date shall reduce the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility, in the Borrower’s discretion, on a dollar for dollar basis, (ii) the aggregate principal amount of Qualifying Permanent Financing Commitments shall reduce the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility, in the Borrower’s discretion, on a dollar for dollar basis and (iii) without duplication of any corresponding reductions to the Senior Unsecured Bridge Facility, the net cash proceeds received by Parent, the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date from any other debt or equity financing, in each case, incurred or issued on or on prior to the Closing Date, of the type that, if received

[2]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the Senior Unsecured Bridge Term Sheet and Annex I thereto or the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof for purposes of this Exhibit B-2 shall be determined by reference to the context in which it is used.

after the Closing Date, would otherwise be required to be applied to prepay the Senior Secured Bridge Loans pursuant to clauses (ii) and/or (iii) of the “Mandatory Prepayments” section below, shall reduce the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility, in the Borrower’s discretion, on a dollar for dollar basis; provided that any such reductions of the Bridge Facilities pursuant to clauses (i), (ii) and/or (iii) above shall be applied ratably in accordance with the Lenders’ respective commitments in respect of the applicable Bridge Facility; provided, further that any such reductions of the Bridge Facilities need not be effected on a pro rata basis and shall be allocated to the Senior Secured Bridge Facility and/or the Senior Unsecured Bridge Facility as directed by the Borrower.

PURPOSE:	The proceeds of the Senior Secured Bridge Facility will be used by the Borrower, on the Closing Date, together with any proceeds of the Senior Unsecured Bridge Facility, any revolving loans under the Existing Credit Agreement, any loans under any Term Loan B Facility, any Preferred Equity and/or any Senior Notes issued on or prior to the Closing Date, (a) to finance the Business Combination, (b) to pay the Transaction Costs and (c) consummate the Target Credit Facility Refinancing.

AVAILABILITY:	The amount to be drawn under the Senior Secured Bridge Facility must be drawn in a single drawing on the Closing Date in U.S. Dollars. Amounts borrowed under the Senior Secured Bridge Facility that are repaid or prepaid may not be reborrowed. The Senior Secured Bridge Loans will be funded at par.

INTEREST RATES AND FEES:	As set forth on Annex I hereto.

DEFAULT RATE:	The applicable interest rate plus 2.00% per annum payable on overdue amounts only.

FINAL MATURITY AND AMORTIZATION OF SENIOR SECURED BRIDGE LOANS:

The Senior Secured Bridge Facility will mature and be payable in full on the date that is 364 days after the Closing Date (the “Senior Secured Bridge Loans Maturity Date”).

The Senior Secured Bridge Facility will not be subject to interim amortization.

GUARANTEES:	All obligations of the Borrower under the Senior Secured Bridge Facility (the “Senior Secured Bridge Obligations”) will be unconditionally guaranteed by each Guarantor (as defined on Exhibit B-1) (such guarantees, the “Senior Secured Bridge Guarantees”). The Senior Secured Bridge Guarantees will rank pari passu in right of payment with the guarantees of the Senior Unsecured Bridge Facility.

B-2-2

SECURITY:	All Senior Secured Bridge Obligations will be secured by perfected first-priority security interests in the collateral securing the obligations under the Existing Credit Agreement (such security, the “Senior Secured Bridge Liens”).

INTERCREDITOR AGREEMENT:	The Senior Secured Bridge Loans will rank pari passu in lien priority with the security interests relating to the Existing Credit Agreement and such security interests and related creditor rights between the Senior Secured Bridge Lenders, on the one hand, and the lenders under the Existing Credit Agreement, on the other hand, will be set forth in a customary intercreditor agreement on terms to be mutually agreed.

MANDATORY PREPAYMENTS:

Prior to the Senior Secured Bridge Loans Maturity Date and consistent with the Senior Secured Bridge Documentation Principles, the Borrower will be required to prepay the Senior Secured Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with:

(i) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries after the Closing Date (with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business, intercompany transactions among the Borrower and any of its subsidiaries, amounts required to be applied to any secured indebtedness of the Borrower and other exceptions to be set forth in the Senior Secured Bridge Facility Documentation and subject to reinvestment rights and other exceptions consistent with the Bank Documentation);

(ii) 100% of the net cash proceeds received from any Term Loan B Facility incurred after the Closing Date, or from the issuance of the Preferred Equity and/or the sale of the Senior Notes or any other third-party preferred equity or other debt financing after the Closing Date (other than ordinary course purchase money indebtedness, capital leases, letter of credit facilities, working capital or liquidity facilities, draft protection, hedging and cash management obligations, trade or customer financing in the ordinary course, or the borrowings under the revolving facility under the Existing Credit Agreement), in each case subject to other exceptions to be mutually agreed; and

(iii) 100% of the net cash proceeds received from public issuances of equity of Parent or the Borrower after the Closing Date (subject to exceptions to be mutually agreed, including

B-2-3

pursuant to employee stock and compensation plans and excluding, for the avoidance of doubt any issuance of equity interests pursuant to the Transaction Agreement),

in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above, with (x) exceptions and baskets as are consistent with the Senior Secured Bridge Documentation Principles and (y) prepayments made on a pro rata basis between the Bridge Facilities.

VOLUNTARY PREPAYMENTS:	Voluntary prepayments of Senior Secured Bridge Loans and voluntary reduction of commitments under the Senior Secured Bridge Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, subject to customary notice requirements and without premium or penalty (subject to customary reimbursement of the Senior Secured Bridge Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period). Voluntary prepayments of the Senior Secured Bridge Loans may not be re-borrowed.

UNRESTRICTED SUBSIDIARIES:	All subsidiaries of the Company shall be restricted subsidiaries and there shall not be ability to designate unrestricted subsidiaries; provided that, the Borrower or any of its subsidiaries shall, in its sole discretion, be able to form a customary unrestricted “escrow issuer” in connection with the Permanent Financing.

DOCUMENTATION:	The definitive documentation for the Senior Secured Bridge Facility (the “Senior Secured Bridge Facility Documentation”) will contain the terms and conditions set forth in this Exhibit B-2 and, to the extent not covered by this Exhibit B-2, will be based on the Existing Credit Agreement and the related Guaranty (as defined in the Existing Credit Agreement) and Collateral Documents (as defined in the Existing Credit Agreement) (the “Senior Secured Bridge Documentation Precedent”) with changes and modifications that give due regard to (a) the operational and strategic requirements of the Borrower and its subsidiaries (including the Target Group) in light of their size, capital structure, industries, businesses, business practices, jurisdiction of incorporation and related currency and other provisions and (b) modifications to reflect the structure and consummation of the Transactions and the nature of the Senior Secured Bridge Facility as a “bridge term loan facility” rather than a revolving credit facility (collectively for purposes of this Exhibit B-2, the “Senior Secured Bridge Documentation Principles”). The Senior Secured Bridge Facility Documentation will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date.

B-2-4

For the avoidance of doubt, the Senior Secured Bridge Facility Documentation shall also contain (i) the Senior Secured Bridge Agent’s customary agency and operational provisions and (ii) customary EU and UK bail-in provisions, in each case, consistent with the Senior Secured Bridge Documentation Precedent.

REPRESENTATIONS AND WARRANTIES:	Substantially similar to those for the Existing Credit Agreement, with modifications consistent with the Senior Secured Bridge Documentation Principles to the extent necessary to reflect differences in documentation, but in any event no less favorable to the Borrower than those in the Bank Documentation; it being understood that representations and warranties shall be subject to the Certain Funds Provision.

CONDITIONS PRECEDENT TO SENIOR SECURED BRIDGE LOANS:	The borrowing under the Senior Secured Bridge Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

AFFIRMATIVE COVENANTS:	Substantially consistent with the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

NEGATIVE COVENANTS:	Substantially consistent with the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

FINANCIAL COVENANT:

The definitive documentation will contain only a maximum Secured Net Leverage Ratio (to be defined in a manner consistent with the Bank Documentation and the Senior Secured Bridge Documentation Principles) not to exceed 3.00:1.00 (the “Financial Covenant”).

The Financial Covenant shall be tested as of the last day of any Test Period (as defined in the Existing Credit Agreement) on which the Revolving Facility Test Condition (as defined in the Existing Credit Agreement) is then satisfied (commencing with the first fiscal quarter of the Company ending after the Closing Date).

EVENTS OF DEFAULT:	Substantially consistent with the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

VOTING:	Substantially consistent with the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

COST AND YIELD PROTECTION:	Substantially similar to the tax gross up, cost and yield provisions contained in the Bank Documentation.

ASSIGNMENTS AND PARTICIPATIONS OF	The Senior Secured Bridge Lenders may assign all or, in an amount of not less than $5.0 million, any part of, their respective Senior Secured Bridge Loans of the Senior Secured Bridge Facility to one or more

B-2-5

SENIOR SECURED BRIDGE LOANS:	persons which are reasonably acceptable to (a) the Senior Secured Bridge Agent and (b) except, when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that, assignments made to a Senior Secured Bridge Lender, an affiliate or approved fund thereof will not be subject to the above consent requirements. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten (10) business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Senior Secured Bridge Lender for all purposes under the Senior Secured Bridge Facility Documentation. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Senior Secured Bridge Lenders will also have the right to sell participations without restriction (other than to natural persons or disqualified lenders), subject to customary limitations on voting rights, in their respective shares of the Senior Secured Bridge Facility.

EXPENSES AND INDEMNIFICATION:	Substantially similar to the expenses and indemnification provisions contained in the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

GOVERNING LAW AND FORUM:	New York.

COUNSEL TO SENIOR SECURED BRIDGE AGENT:	Davis Polk & Wardwell LLP

B-2-6

ANNEX I to

EXHIBIT B-2

PRICING APPLICABLE TO SENIOR SECURED BRIDGE LOANS

INTEREST RATES:

The Senior Secured Bridge Loans shall accrue interest, at the option of the Borrower, at a rate per annum equal to Term SOFR (as defined in Exhibit B-1), plus 275 basis points or ABR (as defined in Exhibit B-1), plus 175 basis points (the “Senior Secured Bridge Initial Margin”). The Senior Secured Bridge Initial Margin will increase by (I) an additional 50 basis points on the date that is 90 days after the Closing Date, (II) an additional 50 basis points on the date that is 180 days after the Closing Date and (III) an additional 50 basis points on the date that is 270 days after the Closing Date.

The Borrower may elect interest periods of one, three or six months for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be payable quarterly in arrears.

DURATION FEES:	Duration Fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Senior Secured Bridge Loan of each Senior Secured Bridge Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Senior Secured Bridge Lenders on each such date:

	Duration Fees
	90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
	0.50%	0.75%	1.00%

EXHIBIT C

$1,000 MILLION SENIOR SECURED 364-DAY BRIDGE LOAN FACILITY

$795 MILLION SENIOR UNSECURED 364-DAY BRIDGE LOAN FACILITY

SUMMARY OF CONDITIONS PRECEDENT3

This Summary of Conditions Precedent are the only conditions precedent to the Bridge Facilities referred to in the Commitment Letter, of which this Exhibit C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

The initial borrowings under the Bridge Facilities shall be subject solely to the following applicable conditions (subject in all respects to the Certain Funds Provision):

1. Transaction Agreement. The Acceptance Time (as defined in the Transaction Agreement (as in effect on the Transaction Agreement Date)) shall have occurred or shall occur substantially concurrently with the initial borrowings under the Bridge Facilities in accordance in all material respects with the terms of the Transaction Agreement (without any amendment, modification or waiver thereof or any consent thereunder, taken as a whole, that is materially adverse to the Initial Lenders for the applicable Bridge Facility (in its capacity as such) without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned and provided that the Commitment Parties shall be deemed to have consented to such amendment, modification, waiver or consent unless it has objected thereto within two (2) business days after written notice or receipt by the Commitment Parties of such amendment, modification, waiver or consent); provided that (i) a reduction in the consideration payable under the Transaction Agreement of less than 10% shall not be deemed to be materially adverse to the interests of the Initial Lenders; (ii) a reduction in the consideration payable under the Transaction Agreement of 10% or more shall not be deemed to be materially adverse to the interests of the Initial Lenders so long as 100% of such reduction above 10% is applied to reduce the Senior Unsecured Bridge Facility and/or the Senior Secured Bridge Facility, at the Borrower’s option, (iii) an increase in such purchase price or consideration amount shall not be deemed to be materially adverse to the Initial Lenders if such increase is not funded with indebtedness for borrowed money or any debt-like third party preferred equity (as reasonably determined by the Borrower); provided in the cases of clauses (i), (ii) and (iii) that no purchase price, working capital or similar adjustment provisions set forth in the Transaction Agreement shall constitute a reduction or increase in the purchase price or consideration, (iv) a joinder to or amendment of the Transaction Agreement to join Merger Sub to the Transaction Agreement as set forth therein and all changes effectuated in connection therewith shall not be deemed to be materially adverse to the interests of the Initial Lenders, and (v) any change to the definition of “Company Material Adverse Effect” contained in the Transaction Agreement shall be deemed to be materially adverse to the Lenders.

2. Refinancing. The Target Credit Facility Refinancing shall have occurred or shall occur substantially concurrently with the initial borrowings under the Bridge Facilities.

3. [Reserved].

4. Senior Unsecured Bridge Facility Documentation and Senior Secured Bridge Facility Documentation.

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits B-1 and B-2 thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

48

(a) Subject to the Certain Funds Provision and solely as a condition to the availability of the Senior Unsecured Bridge Facility, the execution and delivery of (i) the Senior Unsecured Bridge Facility Documentation by the Borrower and each of the Guarantors (the Guarantors together with the Borrower, the “Loan Parties”) party thereto, (ii) customary legal opinions with respect to the Senior Unsecured Bridge Facility with respect to the Loan Parties, certified organizational documents of each Loan Party, customary evidence of authorization with respect to each Loan Party, customary officer’s certificates of each Loan Party (provided that such certificate shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Senior Unsecured Bridge Facility Documentation or a bring-down of representations and warranties) and good standing certificates with respect to each Loan Party (to the extent such concept exists in the applicable jurisdiction) in the jurisdiction of organization of such Loan Party, (iii) a solvency certificate substantially in the form of Exhibit D to the Commitment Letter and (iv) a customary borrowing notice (provided that such notice shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Senior Unsecured Bridge Facility Documentation or a bring-down of representations and warranties) with respect to the initial borrowings under the Senior Unsecured Bridge Facility in each case, subject to the Certain Funds Provision.

(b) Subject to the Certain Funds Provision and solely as a condition to the availability of the Senior Secured Bridge Facility, the execution and delivery of (i) the Senior Secured Bridge Facility Documentation by each Loan Party thereto, (ii) customary legal opinions with respect to the Senior Secured Bridge Facility with respect to the Loan Parties, certified organizational documents of each Loan Party, customary evidence of authorization with respect to each Loan Party, customary officer’s certificates of each Loan Party (provided that such certificate shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Senior Secured Bridge Facility Documentation or a bring-down of representations and warranties) and good standing certificates with respect to each Loan Party (to the extent such concept exists in the applicable jurisdiction) in the jurisdiction of organization of such Loan Party, (iii) a solvency certificate substantially in the form of Exhibit D to the Commitment Letter, (iv) a customary borrowing notice (provided that such notice shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Senior Secured Bridge Facility Documentation or a bring-down of representations and warranties) with respect to the initial borrowings under the Senior Secured Bridge Facility and (v) all documents and instruments required to create and perfect the Senior Secured Bridge Collateral Agent’s security interest in the Collateral under the Senior Secured Bridge Facility, which shall be, if applicable, in proper form for filing, in each case, subject to the Certain Funds Provision.

5. Financial Statements. The Commitment Parties shall have received (a) audited consolidated balance sheets of Shift4 Payments, Inc. (“Parent”) and its subsidiaries for the two most recently completed fiscal years, and related audited consolidated statements of comprehensive income and cash flows of Parent and its subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (and the related audit reports) prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”), (b) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of Parent and its subsidiaries for each subsequent fiscal quarter (other than the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days prior to the Closing Date (and the corresponding period of the preceding fiscal year), prepared in accordance with US GAAP, (c) audited consolidated income statements and statements of comprehensive income, financial position and cash flows for the Target and its Subsidiaries (as defined in the Transaction Agreement) for the most recent two fiscal years ended at least 120 days prior to the Closing Date (and the related audit reports), including the notes thereto, prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), and (d) unaudited condensed consolidated interim income statements and statements of comprehensive income, financial position and cash flows of the Target and its Subsidiaries (as defined in the Transaction Agreement) for any fiscal quarter subsequent to the last fiscal year for which financial statements were delivered pursuant to the preceding clause (c) and ended at least 75 days prior to the Closing Date (and the corresponding period of the preceding fiscal year), including the notes thereto, prepared in accordance with IFRS; provided that, for the avoidance of doubt, the Commitment Parties acknowledge that they have received the information and documents required by clause (a) of this Section 5 for the fiscal years ended December 31, 2021, 2022 and 2023, clause (b) of this Section 5 for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, clause (c) of this Section 5 for the fiscal years ended March 31, 2023 and March 31, 2024, and clause (d) of this Section 5 for the fiscal quarters ended June 30, 2024 and September 30, 2024. It is understood and agreed that the condition set forth in this Section 5, (x) may be satisfied by furnishing the applicable financial statements on Form 10-K or 10-Q or Form 20-F or Form 6-K, as applicable, filed with the Securities and Exchange Commission and (y) shall be deemed to have been delivered on the earliest date on which (i) Parent or the Target, as applicable, posts such documents, or provides a link thereto, on Parent’s or the Target’s, as applicable, website on the internet, (ii) such documents are posted on Parent’s or the Target’s behalf on IntraLinks/IntraAgency or another website to which the Commitment Parties have access, or (iii) such financial statements and/or documents are posted on the SEC’s website on the internet at www.sec.gov.

6. Pro Forma Financial Statements. Solely as a condition to the availability of the Bridge Facilities, the Commitment Parties shall have received a pro forma condensed balance sheet as of the end of the most recently ended statement of comprehensive income of Parent and its subsidiaries for which financial statements have been provided pursuant to the preceding Section 5 and related pro forma condensed statements of income of Parent and its subsidiaries (i) for the most recently ended fiscal year for which audited financial statements have been provided pursuant to the preceding Section 5(a), (ii) to the extent not provided pursuant to clause (i), for the trailing 12-month period ended the date of the latest interim unaudited quarterly financial statements, if any, provided pursuant to the preceding Section 5 and, (iii) for the latest interim periods for which unaudited financial statements have been provided pursuant to the preceding Section 5(b), in each case prepared after giving effect to the Business Combination and the other Transactions as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

7. KYC Information. The applicable Agent shall have received, at least two (2) Business Days (as defined in the Transaction Agreement in effect on the Transaction Agreement Date) prior to the Closing Date, all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, (a) the PATRIOT Act, and (b) to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, in each case, that has been reasonably requested in writing by the Commitment Parties at least ten (10) Business Days (as defined in the Transaction Agreement in effect on the Transaction Agreement Date) prior to the Closing Date.

8. Payment of Fees and Expenses. All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters and the Commitment Letter (including the Term Sheets) and reasonable out-of-

pocket expenses (including legal fees and expenses) required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two (2) Business Days (as defined in the Transaction Agreement as in effect on the Transaction Agreement Date) prior to the Closing Date, shall, upon the initial borrowing of the applicable Bridge Facilities, have been paid, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Bridge Facilities).

9. Accuracy of Representations. (i) The Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) on the Closing Date to the extent required by the Certain Funds Provision; and (ii) the Transaction Agreement Representations shall be true and correct in all material respects on the Closing Date to the extent required by the Certain Funds Provision unless, any such Specified Representation or Transaction Agreement Representation relates to an earlier date, in which case such Specified Representation or Transaction Agreement Representation shall have been true and correct in all material respects as of such earlier date; provided that, for the avoidance of doubt, this clause (ii) shall only be a condition to the extent that you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Transaction Agreement or the right to decline to consummate the Offer, in each case, in accordance with the terms of the Transaction Agreement, as a result of the failure of such representations and warranties to be accurate.

10. No Company Material Adverse Effect. Since the date of the Transaction Agreement, there shall not have occurred any Company Material Adverse Effect (as defined in the Transaction Agreement in effect on the Transaction Agreement Date) that is continuing.

Exhibit D

FORM OF SOLVENCY CERTIFICATE

[____][__], 202[__]

This Solvency Certificate is being executed and delivered pursuant to Section [__] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [______________], a [________] of the Borrower (after giving effect to the Transactions), in such capacity only and not in an individual capacity (and without personal liability), hereby certify on behalf of the Borrower as follows, in each case as of the date hereof:

1. The sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2. The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3. The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis and as a going concern, is greater than the total amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as applicable, as they become absolute and matured.

4. The Borrower and its Subsidiaries, on a consolidated basis, have not, incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate to provide this Solvency Certificate. The undersigned is familiar with the finances and assets of the Borrower and its Subsidiaries.

7. The undersigned acknowledges that the Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as an officer of the Borrower, on behalf of the Borrower, and not individually, on the date first written above.

SHIFT4 PAYMENTS, LLC

By:
Name:
Title: [Financial Officer]